EXHIBIT 99.1

                                   RESOLUTION
             WRITTEN CONSENT OF ORIGINAL DIRECTOR(S)/OFFICER(S) OF
                              BJO ENTERPRISES LTD

     The undersigned, being all or a quorum of the original temporary Director(s)/Officer(s) of BJO ENTERPRISES LTD, a Nevada Corporation, named in the original Articles of Incorporation, for purposes of incorporation only, which were filed with the Secretary of State of Nevada on the 25th day of September, 1997, do hereby consent, in writing, pursuant to NRS 78.315 to the following resolution:

     RESOLVED, that this corporation shall be offered for sale and sold in its present shell form prior to the issuance or sale of any of the corporation's capital stock and/or election of permanent Directors and Officers and without further organizational procedures or the further conduct of any business, internal or otherwise; any and all such matters, privileges and responsibilities being deferred in favor of the new owners, Directors and Officers; with the exceptions that the original Articles of Incorporation of this corporation may be amended by majority of the original incorporators to accommodate the request and pleasure of the buyer of this said corporate shell and,

     FURTHER, the Directors shall guarantee to, and indemnify the buyer of this corporation that there are NO liabilities, taxes or encumbrances of any kind or nature whatsoever outstanding against this corporation and resign as a Director and Officer of this corporation transferring all right, title and interest in and to this corporation to the new owners, etc.

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IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the date hereof.

DATED AT Carson City, this 25th day of September, 1997.


                               /s/BRENT BUSCAY
                                  Brent Buscay, Director

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